EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ELECTS OSCAR MUNOZ

TO ITS BOARD OF DIRECTORS

HOUSTON, Apr. 1, 2004 - Continental Airlines (NYSE: CAL) today announced the election of Oscar Munoz, executive vice president and chief financial officer of CSX Corporation, to its board of directors. In addition, Munoz will serve on the board's audit committee.

"We are fortunate to have someone of Oscar's caliber join our board and audit committee," said Gordon Bethune, Continental's chairman and chief executive officer. "His independence, extensive financial experience and demonstrated leadership will benefit Continental and its shareholders."

At CSX Corporation, Munoz, age 45, is responsible for all financial, strategic planning, information technology and real estate activities for one of the largest rail and logistics networks in the United States. His financial duties include management of all accounting, tax and treasury activities for CSX, which operates domestic rail services, as well as intermodal and global container terminal operations through other subsidiaries. Munoz formerly served as chief financial officer and vice president of AT&T Consumer Services, and has previously held key financial positions with Coca Cola Enterprises, the Coca Cola Company and USWest Communications, Inc.

In 2001, Munoz was named one of the "100 Most Influential Hispanics" by Hispanic Business magazine.

Munoz received his BS in Business Administration from the University of Southern California in 1982 and an MBA from Pepperdine University in 1986. He is married with four children and resides in Jacksonville, Florida.

Continental Airlines is the world's seventh-largest airline with more than 2,800 daily departures throughout the Americas, Europe and Asia. For more company information, visit continental.com.

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